Exhibit 99.1

GC China Turbine Reports First Quarter 2011 Financial Results

New York, NY – May 16, 2011 - GC China Turbine Corporation (“GC China” or the “Company”) (GCHT.OB) today announced financial results for the first quarter ended March 31, 2011. Results were negatively impacted primarily due to new regulatory requirements for the domestic Chinese wind turbine industry which require the Company to make upgrades to its 1MW wind turbines, which to date are the only wind turbines which it has commercialized into the domestic Chinese wind market.

As a result of many instances of wind turbines getting disconnected from the power grid in China, involving more than 1,300 wind turbines, China’s State Electricity Regulatory Commission (SERC) has stated that wind turbines must have Low Voltage Ride Through (‘LVRT’) capability and that wind turbines without this technology must be upgraded as soon as possible. The SERC has not yet released a timetable for the upgrades.

LVRT refers to the capacity of wind turbines to maintain operations even at times of large voltage dips. This improves the overall safety and stability of the grid.

There were several incidents which SERC cited where wind turbines were disconnected from the power grid due to voltage dips:

•
On April 17, 702 wind turbines were disconnected from the power grid of Gansu’s city of Jiuquan, causing a 54% decrease in wind power output, and on the same day another 644 wind turbines were disconnected from the power grid in Hebei’s city of Zhangjiakou, causing a 48.5% decrease in wind power output. Previously, in February, 598 wind turbines were disconnected from Jiuquan’s power grid for similar reasons.

China’s wind turbines have not historically featured LVRT technology, as it was not previously required. But a standard for integrating wind facilities in China’s national power grid will be finalized this year that is expected to require turbines to be LVRT-capable.

GC China has invested capital into the development of a 1.1MW wind turbine, the prototype of which is expects to be produced by the 3rd quarter this year, and larger-power 2.5MW and 3MW wind turbines which meet LVRT requirements.

Financial Results

Sales for the three months ended March 31, 2011 were nil compared to US$11,997,927 for the three months ended March 31, 2010.  No wind turbine was sold in the first quarter of 2011 while 20 wind turbines were sold in the first quarter of 2010.

Selling expenses for the three months ended March 31, 2011 increased by US$123,238 from US$52,891 for the three months ended March 31, 2010 to US$176,129.  After the foundation of the three new PRC subsidiaries in 2010 (Taonan Guoce, Baicheng Kairui and Baicheng Guoce), more focus was put on the expansion of business in Jilin Province.

Research and development expenses were US$169,961 for the three months ended March 31, 2011 compared to US$152,964 for the three months ended March 31, 2010.  We incorporated Guoce Nordic AB and GC Windpower AB in Sweden, which are engaged in 1.1MW, 2.5MW and 3.0MW wind turbine research.  The increase was primarily attributable to the research and development activities of the 1.1MW and 2.5MW wind turbines during the first quarter of 2011, offset by the decrease in amortization of intangible assets.

General and administrative expenses increased by US$226,491 from US$512,731 for the three months ended March 31, 2010 to US$739,222 for the three months ended March 31, 2011.  Professional fees increased by US$122,782 in the three months ended March 31, 2011 and US$113,398 bad debt expense was booked in the three months ended March 31, 2011.

Net loss attributable to shareholders for the three months ended March 31, 2011 was US$927,053, a decrease of US$2,795,904 from net income attributable to shareholders of US$1,868,851 for the three months ended March 31, 2010.  Net loss per basic and diluted share for the first quarter of 2011 was US $0.03 compared to net profit per basic and diluted share of US$0.02 for the same period last year.

As of March 31, 2011, we had cash and cash equivalents of US$1,433,670, other current assets of US$68,119,394 and current liabilities of US$42,841,201.  Other current assets included US$122,018 restricted cash used as security against bank drafts which are used as short-term instruments to reduce financing cost.  As of March 31, 2011, our accounts receivable consisted of billed receivable of US$25,635,410 and unbilled receivable of US$32,902,399, net of bad debt provision of $380,821.  As of the date of filing of our first quarter 2011 financial statements with the Securities and Exchange Commission, we collected US$1,937,042 billed receivable from a customer.  We anticipate collecting approximately US$3 million from customers by June 30, 2011.

About GC China Turbine Corp.

GC China is a manufacturer of state-of-the-art 2-blade and 3-blade wind turbines based in Wuhan City of Hubei Province, China. The Company holds a license to manufacture what it believes is a groundbreaking technology which meets rigorous requirements for low-cost and high reliability. For more information visit: www.gcchinaturbine.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, future LVRT regulatory requirements, the Company’s certification process, product development and collections of accounts receivables. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with financial performance, regulatory changes and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Investor Relations

Todd M. Pitcher
Aspire Clean Tech Communications
Hayden Communications, International
Phone: 760-798-4938
tpitcher@aspirecleantech.com